Exhibit 99.1
DoorDash Releases Fourth Quarter and Full Year 2024 Financial Results
February 11, 2025
SAN FRANCISCO--(BUSINESS WIRE)-- DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter and fiscal year ended December 31, 2024. In addition to our financial results below, our annual letter to shareholders is available on the DoorDash investor relations website at http://ir.doordash.com.
Our approach to building DoorDash is based on a mix of deep commitment to our customers, focus on improving our operational efficiency, belief in the value of scale, and ambition to do much more for local economies in the future than we do today. In 2024, we grew revenue 24% year-over-year (Y/Y), generated our first full year of positive GAAP net income, and helped generate nearly $60 billion in sales for local merchants in over 30 countries and over $18 billion in earnings for Dashers. These results were the output of several years of outstanding execution against a consistent set of principles. We are pleased with our performance throughout 2024 and excited about our potential to increase our scale, profitability, and impact on local economies in 2025 and beyond.
Fourth Quarter 2024 Key Financial Metrics
•Total Orders increased 19% Y/Y to 685 million and Marketplace GOV increased 21% Y/Y to $21.3 billion.
•Revenue increased 25% Y/Y to $2.9 billion and Net Revenue Margin increased to 13.5% from 13.1% in Q4 2023.
•GAAP net income (loss) attributable to DoorDash, Inc. common stockholders was $141 million compared to $(154) million in Q4 2023, and Adjusted EBITDA increased to $566 million from $363 million in Q4 2023.

	Three Months Ended
(in millions, except percentages)	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024
Total Orders	574	620	635	643	685
Total Orders Y/Y growth	23%	21%	19%	18%	19%
Marketplace GOV	$17,639	$19,239	$19,711	$20,002	$21,279
Marketplace GOV Y/Y growth	22%	21%	20%	19%	21%
Revenue	$2,303	$2,513	$2,630	$2,706	$2,873
Revenue Y/Y growth	27%	23%	23%	25%	25%
Net Revenue Margin	13.1%	13.1%	13.3%	13.5%	13.5%
GAAP gross profit	$1,026	$1,129	$1,195	$1,283	$1,372
GAAP gross profit as a % of Marketplace GOV	5.8%	5.9%	6.1%	6.4%	6.4%
Contribution Profit	$689	$751	$825	$930	$968
Contribution Profit as a % of Marketplace GOV	3.9%	3.9%	4.2%	4.6%	4.5%
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders	$(154)	$(23)	$(157)	$162	$141
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	(0.9)%	(0.1)%	(0.8)%	0.8%	0.7%
Adjusted EBITDA	$363	$371	$430	$533	$566
Adjusted EBITDA as a % of Marketplace GOV	2.1%	1.9%	2.2%	2.7%	2.7%
Weighted-average diluted shares outstanding	399	405	410	428	433

Operational Highlights
Our mission is to grow and empower local economies. We repeat this statement often because we believe it is important to remind ourselves and others of our ambition, the vast duration and surface area it encompasses, and the importance of our work to merchants, consumers, and Dashers in the communities we serve.
In 2024, as in all years, one of our goals was to create greater efficiency through improved order-level execution and scale, and then invest much of that back into improving and expanding our products and services in order to increase our future impact and profit potential. In 2024, we improved unit economics in our U.S. restaurant category, our U.S. new verticals categories, and in our international marketplaces. These efficiency improvements, along with our growing scale, allowed us to increase investments across our business to build new and better products, expand our selection, improve our quality, and reach more consumers in more places. In 2024, this helped us drive 20% Y/Y growth in Marketplace GOV and 24% Y/Y growth in revenue, while also generating $123 million of net income attributable to DoorDash, Inc. common stockholders and $1.9 billion of Adjusted EBITDA.
Improvements to merchant selection, the breadth of categories we offer, and quality on our Marketplaces helped drive monthly active users (MAUs1) to an all-time high of over 42 million in December 2024, up from over 37 million in December 2023. The same improvements also helped drive the number of DashPass and Wolt+ members to over 22 million exiting 2024, up from over 18 million exiting 2023. In December 2024, over 25% of our MAUs ordered from at least one of our new verticals categories, up from over 20% in December 2023.
In our U.S. marketplace, MAUs increased at a double-digit pace Y/Y throughout 2024, with increased average order frequency.2 Y/Y growth in Marketplace GOV from the U.S. restaurant category was relatively consistent throughout 2024, with Q4 being our strongest quarter of growth for the year. In new verticals, we added thousands of new grocery stores to our U.S. marketplace in 2024, while also expanding selection in our other new verticals categories. At the same time, we continued to improve a number of key quality metrics in our new verticals categories in the U.S.; in 2024, these improvements helped attract more new users to our new verticals categories, increased order frequency within the categories, and drove average basket sizes higher.
Across our international marketplaces, we increased merchant selection by over 25% Y/Y in 2024, with substantial increases in selection in our restaurant and new verticals categories. This helped us attract more new consumers to our international marketplaces in 2024 than in any previous year, which drove strong Y/Y growth in MAUs throughout 2024. Improvements to our product and increased adoption of DashPass and Wolt+ drove increased average order frequency in our international marketplaces in 2024. The combination of increased MAUs and increased average order frequency drove Y/Y growth in Total Orders from our international marketplaces that was well ahead of our U.S. marketplace.
We exited 2024 with good momentum. Entering 2025, we plan to continue to focus on creating incremental improvements in operational efficiency and reinvesting back into the business to increase our scale and expand our long-term profit potential. We believe we have clear pathways for investment in several areas of our business that we believe will allow us to generate strong returns and compound our value and impact. At the same time, the total scope of local commerce is still well beyond what we serve today and we are exploring a number of new initiatives that we hope will develop into valuable services for consumers, merchants, and Dashers.
1 Based on the number of individual consumer accounts that have completed an order on our Marketplaces in the month of measurement.
2 Calculated as the total number of orders placed on our Marketplaces divided by the number of individual consumer accounts that have completed an order on our Marketplaces in the period of measurement.

Financial Performance
In Q4 2024, Total Orders increased 19% Y/Y to 685 million and Marketplace GOV increased 21% Y/Y to $21.3 billion. Y/Y growth in Total Orders was driven by growth in consumers and growth in average consumer engagement.
Revenue was $2.9 billion in Q4 2024, up 25% Y/Y. The Y/Y increase was driven primarily by growth in Marketplace GOV and growth in advertising revenue. Net Revenue Margin was 13.5% in Q4 2024, compared to 13.1% in Q4 2023 and 13.5% in Q3 2024.
GAAP cost of revenue, exclusive of depreciation and amortization, was $1.5 billion in Q4 2024, up 18% Y/Y and 6% quarter-over-quarter (Q/Q). GAAP cost of revenue, exclusive of depreciation and amortization, increased Y/Y and Q/Q primarily due to an increase in Total Orders and Marketplace GOV. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.8% in Q4 2024, down slightly from 7.0% in Q4 2023 and 6.9% in Q3 2024, due primarily to lower insurance costs as a percentage of Marketplace GOV.
GAAP gross profit was $1.4 billion in Q4 2024, up 34% Y/Y and 7% Q/Q. GAAP gross profit as a percentage of Marketplace GOV was 6.4% in Q4 2024, up from 5.8% in Q4 2023 and consistent with 6.4% in Q3 2024.
GAAP sales and marketing expense was $541 million in Q4 2024, up 18% Y/Y and 12% Q/Q. On a Y/Y and Q/Q basis, the increase in GAAP sales and marketing expense was driven primarily by an increase in advertising expense. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.5% in Q4 2024, down from 2.6% in Q4 2023 and up from 2.4% in Q3 2024.
In Q4 2024, GAAP research and development expense was $297 million, up 17% Y/Y and 3% Q/Q. The Y/Y and Q/Q increases in GAAP research and development expense were driven primarily by increases in personnel-related compensation expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.4% in Q4 2024, consistent with 1.4% in Q4 2023 and 1.4% in Q3 2024.
GAAP general and administrative expense was $324 million in Q4 2024, largely consistent with $320 million in Q4 2023 and up 3% from $315 million in Q3 2024. The Q/Q increase was driven primarily by an increase in legal, tax, and regulatory expenses. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.5% in Q4 2024, down from 1.8% in Q4 2023 and 1.6% in Q3 2024.
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders was $141 million in Q4 2024, compared to $(154) million in Q4 2023 and $162 million in Q3 2024.
Q4 2024 Adjusted EBITDA reached an all-time high of $566 million compared to $363 million for Q4 2023 and $533 million in Q3 2024. Adjusted EBITDA as a percentage of Marketplace GOV was 2.7% in Q4 2024, compared to 2.1% in Q4 2023 and 2.7% in Q3 2024.
In Q4 2024, we generated operating cash flow of $518 million and Free Cash Flow of $420 million. In 2024, we generated operating cash flow of $2.1 billion and Free Cash Flow of $1.8 billion.
In February 2024, our board of directors authorized the repurchase of up to $1.1 billion of our Class A common stock. In 2024, we repurchased a total of 2.1 million shares of our Class A common stock for $224 million under the February 2024 authorization. In February 2025, our board of directors authorized the repurchase of up to $5.0 billion of our Class A common stock, which is inclusive of the remaining $876 million under the previous share repurchase authorization. We may or may not repurchase any portion of our total authorization.

Financial Outlook

Period	Marketplace GOV	Adj. EBITDA
Q1 2025	$22.6 billion - $23.0 billion	$550 million - $600 million
In terms of general trends through 2025, we currently expect Adjusted EBITDA as a percentage of Marketplace GOV to increase from Q1 to Q2 and again from Q2 to Q3.
Based on our current outlook and assuming a stock price in line with recent trading levels, we expect:
•2025 stock-based compensation expense of approximately $1.1 billion to $1.2 billion,
•2025 depreciation and amortization expense of approximately $580 million to $600 million.

Our outlook assumes that key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets. We caution investors that consumer spending in any of our geographies could be weaker relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to: our expectations regarding our financial position and operating performance, including our outlook for the first quarter 2025 and general trends and expectations for the full year 2025; our expectations regarding our new verticals categories, international business and platform innovation; our plans and expectations regarding our overall business strategy and investment approach; our expectations regarding our local commerce opportunity, stock-

based compensation expenses, depreciation and amortization expenses, expenses related to Dashers and Dasher acquisition, foreign currency rates, trends in our business, and demand for our platform and for local commerce platforms in general; our assumptions regarding the impact of any policy, regulatory or legal changes on our business; and our plans and expectations regarding share dilution, including our planned share repurchase and equity award issuances. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition; managing our growth and corporate culture; financial performance; investments in new geographies, products, or offerings; our ability to attract merchants, consumers, and Dashers to our platform; legal proceedings and regulatory matters and developments; any future changes to our business or our financial or operating model; and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period. We use Contribution Profit to evaluate our operating performance and trends. We believe that Contribution Profit is a useful indicator of the economic impact of orders fulfilled through DoorDash as it takes into account the direct expenses associated with generating and fulfilling orders.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests, and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other (income) expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our marketplaces and Commerce Platform over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our Marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through our Commerce Platform.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2023	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,656	$4,019
Restricted cash	105	190
Short-term marketable securities	1,422	1,322
Funds held at payment processors	356	436
Accounts receivable, net	533	732
Prepaid expenses and other current assets	525	687
Total current assets	5,597	7,386
Long-term marketable securities	583	835
Operating lease right-of-use assets	436	389
Property and equipment, net	712	778
Intangible assets, net	659	510
Goodwill	2,432	2,315
Other assets	420	632
Total assets	$10,839	$12,845
Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$216	$321
Operating lease liabilities	68	68
Accrued expenses and other current liabilities	3,126	4,049
Total current liabilities	3,410	4,438
Operating lease liabilities	454	468
Other liabilities	162	129
Total liabilities	4,026	5,035
Redeemable non-controlling interests	7	7
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	11,887	13,165
Accumulated other comprehensive income (loss)	73	(107)
Accumulated deficit	(5,154)	(5,255)
Total stockholders’ equity	6,806	7,803
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$10,839	$12,845

DOORDASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2024	2023	2024
Revenue	$2,303	$2,873	$8,635	$10,722
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,229	1,453	4,589	5,542
Sales and marketing	460	541	1,876	2,037
Research and development	253	297	1,003	1,168
General and administrative	320	324	1,235	1,452
Depreciation and amortization	130	141	509	561
Restructuring charges	—	—	2	—
Total costs and expenses	2,392	2,756	9,214	10,760
Income (loss) from operations	(89)	117	(579)	(38)
Interest income, net	51	51	152	199
Other income (expense), net	(101)	8	(107)	(5)
Income (loss) before income taxes	(139)	176	(534)	156
Provision for income taxes	17	37	31	39
Net income (loss) including redeemable non-controlling interests	(156)	139	(565)	117
Less: net loss attributable to redeemable non-controlling interests	(2)	(2)	(7)	(6)
Net income (loss) attributable to DoorDash, Inc. common stockholders	$(154)	$141	$(558)	$123
Net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$(0.39)	$0.34	$(1.42)	$0.30
Diluted	$(0.39)	$0.33	$(1.42)	$0.29
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	399,336	417,056	392,948	411,551
Diluted	399,336	433,039	392,948	430,242

DOORDASH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Year Ended December 31,
	2022	2023	2024
Cash flows from operating activities
Net income (loss) including redeemable non-controlling interests	$(1,368)	$(565)	$117
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	369	509	561
Stock-based compensation	889	1,088	1,099
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	81	108	103
Office lease impairment expenses	2	—	83
Adjustments to non-marketable equity securities, including impairment, net	303	101	4
Other	18	15	29
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Funds held at payment processors	(86)	86	(87)
Accounts receivable, net	(33)	(141)	(222)
Prepaid expenses and other current assets	(165)	(105)	(146)
Other assets	(90)	(96)	(279)
Accounts payable	(15)	70	82
Accrued expenses and other current liabilities	566	702	943
Payments for operating lease liabilities	(75)	(113)	(116)
Other liabilities	(29)	14	(39)
Net cash provided by operating activities	367	1,673	2,132
Cash flows from investing activities
Purchases of property and equipment	(176)	(123)	(104)
Capitalized software and website development costs	(170)	(201)	(226)
Purchases of marketable securities	(1,948)	(1,946)	(1,951)
Maturities of marketable securities	1,552	1,940	1,774
Sales of marketable securities	387	7	70
Purchases of non-marketable equity securities	(15)	(17)	—
Net cash acquired in acquisitions	71	—	—
Other investing activities	(1)	(2)	(7)
Net cash used in investing activities	(300)	(342)	(444)
Cash flows from financing activities
Proceeds from exercise of stock options	11	6	14
Repurchase of common stock	(400)	(750)	(224)
Other financing activities	14	(8)	6
Net cash used in financing activities	(375)	(752)	(204)
Foreign currency effect on cash, cash equivalents, and restricted cash	(10)	5	(35)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(318)	584	1,449
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,506	2,188	2,772
Cash, cash equivalents, and restricted cash, end of period	$2,188	$2,772	$4,221
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$1,977	$2,656	$4,019
Restricted cash	—	105	190
Long-term restricted cash included in other assets	211	11	12
Total cash, cash equivalents, and restricted cash	$2,188	$2,772	$4,221
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$34	$13	$48
Stock-based compensation included in capitalized software and website development costs	$132	$161	$165

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Cost of revenue, exclusive of depreciation and amortization	$1,229	$1,330	$1,385	$1,374	$1,453
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(36)	(33)	(41)	(36)	(43)
Allocated overhead	(7)	(8)	(9)	(9)	(9)
Adjusted cost of revenue	$1,186	$1,289	$1,335	$1,329	$1,401

Sales and marketing	$460	$504	$509	$483	$541
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(29)	(25)	(33)	(30)	(30)
Allocated overhead	(3)	(6)	(6)	(6)	(7)
Adjusted sales and marketing	$428	$473	$470	$447	$504

Research and development	$253	$279	$303	$289	$297
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(119)	(114)	(141)	(126)	(126)
Allocated overhead	(2)	(5)	(6)	(7)	(5)
Adjusted research and development	$132	$160	$156	$156	$166

General and administrative	$320	$319	$494	$315	$324
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(88)	(83)	(89)	(83)	(74)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(50)	(35)	(102)	(13)	(30)
Transaction-related costs	—	—	(2)	—	(5)
Office lease impairment expenses	—	—	(83)	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	12	19	21	22	21
Adjusted general and administrative	$194	$220	$239	$241	$236

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters and our historical Dasher pay model, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Revenue	$2,303	$2,513	$2,630	$2,706	$2,873
Less: Cost of revenue, exclusive of depreciation and amortization	(1,229)	(1,330)	(1,385)	(1,374)	(1,453)
Less: Depreciation and amortization related to cost of revenue	(48)	(54)	(50)	(49)	(48)
Gross profit	$1,026	$1,129	$1,195	$1,283	$1,372
Gross Margin	44.6%	44.9%	45.4%	47.4%	47.8%
Less: Sales and marketing	(460)	(504)	(509)	(483)	(541)
Add: Depreciation and amortization related to cost of revenue	48	54	50	49	48
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	65	58	74	66	73
Add: Allocated overhead included in cost of revenue and sales and marketing	10	14	15	15	16
Contribution Profit	$689	$751	$825	$930	$968
Contribution Margin	29.9%	29.9%	31.4%	34.4%	33.7%

	Three Months Ended
(In millions, except percentages)	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Gross profit	$1,026	$1,129	$1,195	$1,283	$1,372
Add: Depreciation and amortization related to cost of revenue	48	54	50	49	48
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	36	33	41	36	43
Add: Allocated overhead included in cost of revenue	7	8	9	9	9
Adjusted Gross Profit	$1,117	$1,224	$1,295	$1,377	$1,472
Adjusted Gross Margin	48.5%	48.7%	49.2%	50.9%	51.2%

	Three Months Ended
(In millions)	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Net income (loss) attributable to DoorDash, Inc. common stockholders	$(154)	$(23)	$(157)	$162	$141
Add: Net loss attributable to redeemable non-controlling interests	(2)	(2)	(1)	(1)	(2)
Net income (loss) including redeemable non-controlling interests	$(156)	$(25)	$(158)	$161	$139
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	50	35	102	13	30
Transaction-related costs	—	—	2	—	5
Office lease impairment expenses	—	—	83	—	—
Provision for (benefit from) income taxes	17	7	1	(6)	37
Interest income, net	(51)	(45)	(49)	(54)	(51)
Other (income) expense, net	101	2	5	6	(8)
Stock-based compensation expense and certain payroll tax expense	272	255	304	275	273
Depreciation and amortization expense	130	142	140	138	141
Adjusted EBITDA	$363	$371	$430	$533	$566

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters and our historical Dasher pay model, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
Estimate of Certain Components of Stock-Based Compensation Expense

(in millions)	2023 (Actuals)	2024 (Actuals)	2025	2026

CEO performance award(1)	$104	$67	$7	$—
Wolt retention and revesting	150	143	130	50
Pre-IPO RSUs: amortization of stepped-up value(2)	67	49	3	—
New hire, continuing employee, and other grants	767	840	960 - 1,060	NA
Total stock-based compensation expense	$1,088	$1,099	$1,100 - 1,200	NA
(1)In November 2020, our board of directors granted restricted stock units ("RSUs") to our Chief Executive Officer, Tony Xu, covering 10,379,000 shares of our Class A common stock, which we refer to here as the 2020 CEO Performance Award. The award is intended to be the exclusive equity award to Mr. Xu over a seven year performance period, which ends November 23, 2027. The award has nine tranches that are eligible to vest based on the achievement of stock price goals ranging from $187.60 to $501.00, measured using an average of our stock price over a consecutive 180-day period during the performance period. For more information on the 2020 CEO Performance Award, please refer to our annual proxy statement.
(2)Certain RSUs awarded prior to or around the time of our initial public offering have grant-date fair values that significantly exceed the fair value of the awards (“409A value”) prevailing at the time they were committed to employees. The amounts included here represent the stock-based compensation associated with the excess amount of the grant-date fair value over the 409A value.

Reconciliation of net cash provided by operating activities to Free Cash Flow

(in millions)	Trailing Twelve Months Ended
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Net cash provided by operating activities	$1,673	$1,829	$1,966	$2,099	$2,132
Purchases of property and equipment	(123)	(101)	(97)	(101)	(104)
Capitalized software and website development costs	(201)	(208)	(209)	(218)	(226)
Free Cash Flow	$1,349	$1,520	$1,660	$1,780	$1,802

IR Contact: ir@doordash.com	PR Contact: press@doordash.com